PetIQ, Inc. Reports Record Full Year 2019 and Fourth Quarter Financial Results

Full Year 2019 Net Sales of $709.4 Million; Fourth Quarter Net Sales of $154.3 Million

Provides Full Year 2020 Outlook

EAGLE, Idaho – March 10, 2020 – PetIQ, Inc. (“PetIQ” or the “Company”) (Nasdaq: PETQ), a leading pet medication and wellness company, today reported financial results for the fourth quarter and full year ended December 31, 2019.

“Our model of providing affordable and convenient access to veterinary products and services continues to gain momentum, demonstrated by 45% compounded sales growth and 65% compounded adjusted EBITDA growth since our IPO July 2017 through 2020,” commented Cord Christensen, PetIQ’s Chairman and Chief Executive Officer.  “In 2019, we were able to deliver another strong year with net sales growth of 34% and adjusted EBITDA growth of 49%.  We believe this demonstrates that our mission of providing convenient access to affordable veterinarian products and services is increasingly resonating with pet parents across the country. During 2019, we made another strategic acquisition with the addition of Perrigo Animal Health and most recently in January announced the definitive agreement to acquire the Capstar® portfolio of products to further strengthen and diversify our profitability.  We believe that these acquisitions, together with the strength of our existing business will position PetIQ to achieve pro forma adjusted EBITDA of over $100 million, assuming a full year of contribution from Capstar.”

Fourth Quarter 2019 Highlights Compared to Prior Year Period

•	Record fourth quarter net sales of $154.3 million, an increase of 39.0%; excluding contribution from Perrigo Animal Health, net sales increased 27.9%
•	Opened 71 veterinary wellness centers in the fourth quarter compared to 3 in the prior year period
•

Net loss of $13.8 million, compared to net loss of $5.3 million, included $11.5 million of incremental expense attributable to $8.8 million of non-recurring acquisition expenses and $2.7 million of incremental interest expense. Net loss also included $5.0 million of net non-same store contribution.

•	Adjusted net loss of $0.03 million compared to adjusted net income of $1.2 million.
•	Adjusted EBITDA of $9.7 million compared to $6.5 million, an increase of 49.1%

Full Year 2019 Highlights Compared to Prior Year Period

•	Record 2019 net sales of $709.4 million, an increase of 34.2%; excluding contribution from Perrigo Animal Health, net sales increased 28.8%
•	Opened 80 veterinary wellness centers across 22 states and 5 host retail partners in 2019 compared to 25 in 2018
•

Net loss of $14.3 million, compared to net income of $0.1 million,  included $34.9 million incremental expense attributable to $28.5 million of non-recurring acquisition expenses and $6.4 million of incremental interest. Net loss also included $11.5 million of net non-same store contribution.

•	Adjusted net income of $31.0 million compared to $21.7 million
•	Adjusted EBITDA of $60.7 million compared to $41.5 million, an increase of 46.0%
•	Completed a strategic acquisition of Perrigo Animal Health in July 2019 and announced definitive agreement to acquire Capstar® in January 2020

•	Cash and cash equivalents of $27.3 million with total liquidity of $127.3 million at year end

Outlook

The Company expects the following for the full year ending December 31, 2020,  on a stand-alone basis (which includes a full year contribution from the Perrigo Animal Health acquisition)

•	Consolidated net sales of at least $800 million
•	Adjusted EBITDA* of at least $80 million
•	The addition of at least 130 new veterinary wellness centers for a total of at least 229 in operation at December 31, 2020

On a pro forma basis, assuming a full year of contribution from the pending Capstar® acquisition, the Company would expect the following for 2020:

•	Consolidated net sales of at least $815 million
•	Adjusted EBITDA* of at least $100 million

The Capstar acquisition is expected to close early in the third quarter of 2020.  See “Capstar Acquisition” below for additional information.

*The Company does not provide guidance for the most directly comparable GAAP measure, net income, and similarly cannot provide a reconciliation between its forecasted adjusted EBITDA and net income metrics without unreasonable effort due to the unavailability of reliable estimates for certain items. These items are not within the Company’s control and may vary greatly between periods and could significantly impact future financial results.

Fourth Quarter 2019 Financial Results

Net sales increased 39.0% to $154.3 million for the fourth quarter of 2019, compared to $111.0 million for the same period in the prior year. Excluding contribution from Perrigo Animal Health, net sales increased 27.9%. Product segment sales were $134.9 million and Services segment revenues were $19.4 million in the fourth quarter of 2019. The increase in consolidated net sales primarily reflects growth in existing retail partners and sales contribution from the recent Perrigo Animal Health acquisition. The business is being driven by an increase in the number of pet parents moving their pet health care needs to PetIQ’s products and services, expanded item placement and marketing programs at existing customers, as well as a continued increase in pet count within the Services segment.

Gross profit was $20.5 million, an increase of 21.0% compared to $16.9 million in the same period last year. Gross margin for the quarter was 13.3%. Adjusted gross profit was $26.8 million and adjusted gross margin was 17.4% for the fourth quarter 2019.  The GAAP gross margin to adjusted gross margin difference of 410 basis points is a result of the exclusion of Services segment non-same-store contribution.

Net loss of $13.8 million, compared to net loss of $5.3 million, includes $11.5 million of incremental expense attributable to $8.8 million of non-recurring acquisition expenses and $2.7 million of incremental interest expense, relating to the financing of the Perrigo Animal Health acquisition that closed in July 2019. The $8.8 million of non-recurring expenses, included $4.6 million acquisition and purchase accounting adjustment related costs, as well as a $4.2 million fair value adjustment to a contingent note. Net income also included $5.0 million of net losses on non-same store operations.

Adjusted net loss was $0.03 million for the fourth quarter of 2019 compared to $1.2 million of adjusted net income in the prior year period.

Fourth quarter adjusted EBITDA increased 49.4% to $9.7 million compared to $6.5 million for the same period in the prior year.  Adjusted EBITDA margin increased 50 basis points to 6.3% compared to 5.8% in the prior year period.

Adjusted gross profit, adjusted net income and adjusted EBITDA are non-GAAP financial measures.  The Company believes these non-GAAP financial measures provide investors with additional insight into the way management views reportable segment operations in light of changes in the Company’s operations, including the increase of manufacturing operations as a result of the Perrigo Animal Health Acquisition in the Products segment and the growth of the Company’s wellness centers, host partners, and regions within the Services segment.  See “Non-GAAP Measures” for a definition of these measures and the financial tables that accompany this release for a reconciliation to the most comparable GAAP measure.

Full Year 2019 Financial Results

Net sales increased 34.2% to $709.4 million for the full year 2019, compared to $528.6 million in 2018. Excluding contribution from Perrigo Animal Health, net sales increased 28.7%. Product segment sales were $617.1 million and the Services segment revenues were $92.3 million for 2019.

Gross profit was $107.4 million, an increase of 28.9% as compared to $83.3 million in 2018. Gross margin for 2019 was 15.1%. Adjusted gross profit was $127.5 million and adjusted gross margin increased 90 basis points to 18.0% for the full year ended December 31, 2019.  The GAAP gross margin to adjusted gross margin difference of 290 basis points was the result of the exclusion of Services segment non-same-store contribution and SKU rationalization and purchase accounting adjustments related to the Perrigo Animal Health acquisition.

Net loss of $14.3 million, compared to net loss of $0.1 million, includes $34.9 million of incremental expense attributable to $28.5 million of non-recurring acquisition expenses and $6.4 million of incremental interest expense, relating to the financing of the Perrigo Animal Health acquisition that closed in July 2019. The $28.5 million of non-recurring expenses, included $21.2 million acquisition and purchase accounting adjustment related costs, as well as a $7.3 million fair value adjustment to a contingent note. Net income also included $11.5 million of net losses on non-same store operations.

Adjusted net income was $31.0 million for the full year 2019, an increase of 40.8% compared to $21.7 million in 2018.

Full year 2019 adjusted EBITDA increased 46.0% to $60.7 million compared to $41.5 million in 2018.  Adjusted EBITDA margin increased 70 basis points to 8.6% compared to 7.9% in 2018.

Adjusted gross profit, adjusted net income, and adjusted EBITDA are Non-GAAP financial measures.  See “Non-GAAP Measures” for a definition of these measures and the financial tables that accompany this release for a reconciliation to the most comparable GAAP measure.

Segment Results

Products:

For the fourth quarter of 2019, the Product segment net sales increased 41.8% to $134.9 million and, excluding contribution from Perrigo Animal Health, Product segment net sales increased 28.8%. Product adjusted EBITDA increased 63% to $17.1 million.  This compares to Product segment sales and adjusted EBITDA of $95.1 million and $10.5 million, respectively, for the fourth quarter of 2018.

Full year 2019, Product segment net sales increased 37.1% to $617.1 million and Product adjusted EBITDA increased 40.9% to $73.5 million. Product segment net sales and Adjusted EBITDA were driven by ongoing strength of the Company’s prescription drug programs within retail partner pharmacies both in-store and online, the acquisition of Perrigo Animal Health and related operations, as well as greater SKU penetration within existing accounts.

Services:

For the fourth quarter of 2019, Services segment net revenues increased 22.4% to $19.4 million compared to $15.9 million in the same period last year.  Services adjusted EBITDA of $1.9 million includes $1.2 million of strategic marketing and labor investments to support new community clinic openings following conversion of the Company’s wellness centers.

Full year 2019 Services segment net revenues increased 17.8% to $92.3 million compared to $78.4 million in 2018.  Services segment adjusted EBITDA increased 31.5% to $20.0 million compared to $15.2 million in 2018. Services segment growth was achieved from the contribution of new wellness centers moving into the same-store base, growth in products sold to pet parents and double-digit pet count growth in existing clinics.

Services same store revenue increased by 19.9% and 13.2% for the fourth quarter and full year ended December 31, 2019, respectively.  Non-same store revenue increased 53.9% and 103.9% to $1.8 million and $8.1 million for the three and twelve months ended December 31, 2019, respectively.  Non-same store growth is a result of opening additional wellness centers, as well as clinics opened in the prior year maturing, before moving into the same-store sales base.  Wellness centers, host partners and regional offices with less than six trailing quarters of operating results are excluded from our same store sales base.

The Company opened 80 wellness center locations in 2019, for a total of 99 units in operation at year end. In support of its veterinarian wellness center expansion, the Company operated 37 regional offices as of December 31, 2019.

Balance Sheet

As of December 31, 2019, the Company had cash and cash equivalents of $27.3 million, plus availability on its revolving credit facility of $100.0 million, equating to $127.3 million, which the Company defines as total liquidity. The Company’s long-term debt balance, which is largely comprised of its revolving credit facility and term loan, was $259.3 million as of December 31, 2019.  From a working capital perspective, accounts receivable increased $26.4 million compared to December 31, 2018, in line with the Company’s strong sales growth. Inventory decreased $12.4 million compared to the prior year due to seasonality and SKU rationalization.

Capstar® Acquisition

As previously announced, on January 13, 2020 PetIQ entered into a definitive agreement under which PetIQ will acquire Capstar, the #1 oral over-the-counter ("OTC") flea treatment product in the United States, from Elanco Animal Health, Inc. ("Elanco") (NYSE: ELAN). The Company continues to expect the closing of the transaction to occur upon approval of the acquisition under a consent order issued by the U.S. Federal Trade Commission.  The Company now anticipates this approval to be received by the end of second quarter 2020, with closing anticipated early in the third quarter of 2020.  The assets associated with the Capstar portfolio will be acquired for $95 million in cash. PetIQ will own the complementary product portfolio of Capstar’s highly recognized brand allowing for PetIQ to realize short, mid and long term value creation putting PetIQ in a more competitive position in anti-parasitics, a key growth segment of the animal health industry. The Company plans to finance the transaction within PetIQ's existing debt facilities and cash on hand. Pro forma for the transaction, including the annualized EBITDA contribution of Capstar, PetIQ expects an immaterial change to its net debt-to-Adjusted EBITDA leverage ratio. PetIQ remains committed to reducing its leverage through a combination of organic growth and free cash flow.

Conference Call and Webcast

The Company will host a conference call and webcast where members of the executive management team will discuss these results with additional comments and details today, March 10, 2020, at 4:30 p.m. ET. The conference call and supplemental investor presentation will be available live over the Internet through the “Investors” section of the Company’s website at www.PetIQ.com.  To participate on the live call listeners in North America may dial 877-451-6152 and international listeners may dial 201-389-0879

A replay of the conference call will be archived on the Company’s website and telephonic playback will be available through April 1, 2020. North American listeners may dial 844-512-2921 and international listeners may dial 412-317-6671 the passcode is 13699125.

About PetIQ

PetIQ is a leading pet medication and wellness company delivering a smarter way for pet parents to help their pets live their best lives through convenient access to affordable veterinary products and services.  The company engages with customers through more than 60,000 points of distribution across retail and e-commerce channels with its branded distributed medications, which is further supported by its own world-class medications manufacturing facility in Omaha, Nebraska.  The company’s national service platform, VIP Petcare, operates in over 3,400 retail partner locations in 41 states providing cost effective and convenient veterinary wellness services.  PetIQ believes that pets are an important part of the family and deserve the best products and care we can give them.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "believe," "intend," "may," "will," "should," "could" and similar expressions.  Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, our ability to successfully grow our business through acquisitions; our dependency on a limited number of customers; our ability to implement our growth strategy effectively; disruptions in our manufacturing and distribution chains; competition from veterinarians and others in our industry; reputational damage to our brands; economic trends and spending on pets; the effectiveness of our marketing and trade promotion programs; recalls or withdrawals of our products or product liability claims; our ability to manage our manufacturing and supply chain effectively; disruptions in our manufacturing and distribution chains; our ability to introduce new products and improve existing products; our failure to protect our intellectual property; costs associated with governmental regulation; our ability to keep and retain key employees; our ability to sustain profitability; and the risks set forth under the “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2018 and other reports filed time to time with the Securities and Exchange Commission.

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results.  The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with U.S. GAAP, PetIQ uses the following non-GAAP financial measures: Adjusted net income, Adjusted gross profit, Adjusted EBITDA, and Adjusted EBITDA Margin.

Adjusted net income consists of net income adjusted for tax expense, acquisition expenses, purchase accounting adjustments, integration costs and costs of discontinued clinics, new clinic launch expense, and stock based compensation expense.  Adjusted net Income is utilized by management: (i) to compare operations of the Company prior to our initial public offering and (ii) to evaluate the effectiveness of our business strategies.

Adjusted gross profit consists of gross profit adjusted for purchase accounting adjustments, gross profit (loss) on veterinarian clinics and wellness centers that are not part of same store sales, and new clinic launch expense.  Adjusted gross profit is utilized by management to evaluate the effectiveness of our business strategies.

EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA represents net income before interest, income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA plus adjustments for transactions that management does not believe are representative of our core ongoing business. Adjusted EBITDA margin is adjusted EBITDA stated  as a percentage of adjusted net sales.  Adjusted EBITDA is utilized by management: (i) as a factor in evaluating management's performance when determining incentive compensation,  (ii) to evaluate the effectiveness of our business strategies and (iii) allow for improved comparability over prior periods due to significant growth in the Company’s new wellness centers.  The Company presents EBITDA because it is a necessary component for computing adjusted EBITDA.

We believe that the use of adjusted net income, adjusted gross profit, adjusted EBITDA, and adjusted EBITDA margin provide additional tools for investors to use in evaluating ongoing operating results and trends. In addition, you should be aware when evaluating adjusted net income, adjusted gross profit, adjusted EBITDA and adjusted EBITDA margin, that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by these or other unusual or non-recurring items. Our computation of adjusted net income, adjusted gross profit, adjusted EBITDA and adjusted EBITDA margin may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate adjusted net income, adjusted gross profit, adjusted EBITDA and adjusted EBITDA margin in the same manner.  Our management does not, and you should not, consider adjusted net income, adjusted gross profit or adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of adjusted net income, adjusted gross profit and adjusted EBITDA is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements.  See a reconciliation of Non-GAAP measures to the most comparable GAAP measure, in the financial tables that accompany this release.

Definitions

•

Mobile community clinic – A mobile community clinic is defined as an event, or a visit to a retail host partner location, by the Company’s veterinary staff utilizing the Company’s mobile service vehicles.  Clinic locations and schedules vary by location and seasonally. Due to the non-standardization of the Company’s mobile community clinics, these clinics are grouped as part of geographic regions.  New regions and host partners are excluded from the same store sale calculation until they have six full consecutive quarters of operations.

•

Veterinarian Wellness center – A veterinarian wellness center is a physical fixed service location within the existing footprint of one of our retail partners.  These veterinarian wellness centers operate under a variety of brands based on the needs of our partner locations.

•

Regional offices – Regional offices support the operations of the Company’s services segment which include its mobile veterinarian community clinics and wellness centers.  These offices are staffed with field management and other operational staff.

CONTACT:

Investor Relations Contact:	Media Relations Contact:
ICR Jeff Sonnek 646-277-1263 jeff.sonnek@icrinc.com	ICR Cory Ziskind 646-277-1232 cory.ziskind@icrinc.com

PetIQ, Inc.

Consolidated Balance Sheets

(Unaudited, in 000’s except for per share amounts)

	December 31, 2019	December 31, 2018
Current assets
Cash and cash equivalents	$27,272	$66,360
Accounts receivable, net	71,377	45,007
Inventories	79,703	92,142
Other current assets	7,071	4,212
Total current assets	185,423	207,721
Property, plant and equipment, net	52,525	27,335
Operating lease right of use assets	20,785	—
Deferred tax assets	59,780	43,946
Other non-current assets	3,214	2,857
Intangible assets, net	119,956	88,546
Goodwill	231,045	125,029
Total assets	$672,728	$495,434
Liabilities and equity
Current liabilities
Accounts payable	$51,538	$54,768
Accrued wages payable	9,082	5,295
Accrued interest payable	83	728
Other accrued expenses	3,871	1,154
Current portion of operating leases	4,619	—
Current portion of long-term debt and finance leases	3,821	2,251
Total current liabilities	73,014	64,196
Operating leases, less current installments	16,580	—
Long-term debt, less current installments	251,376	107,418
Finance leases, less current installments	3,331	2,319
Other non-current liabilities	117	524
Total non-current liabilities	271,404	110,261
Commitments and contingencies (Note 13)
Equity
Additional paid-in capital	300,120	262,219
Class A common stock, par value $0.001 per share, 125,000 shares authorized; 23,554 and 21,620 shares issued and outstanding, respectively	23	22
Class B common stock, par value $0.001 per share, 100,000 shares authorized; 4,752 and 6,547 shares issued and outstanding, respectively	5	7
Accumulated deficit	(15,903)	(4,450)
Accumulated other comprehensive loss	(1,131)	(1,316)
Total stockholders' equity	283,114	256,481
Non-controlling interest	45,196	64,496
Total equity	328,310	320,977
Total liabilities and equity	$672,728	$495,434

PetIQ, Inc.

Consolidated Statements of (Loss) Income

(Unaudited, in 000’s, except for per share amounts)

	For the Three Months Ended		For the Year Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018

Product sales	$134,894	$95,141	$617,118	$450,229
Services revenue	19,442	15,883	92,313	78,385
Total net sales	154,336	111,024	709,431	528,614
Cost of products sold	113,283	81,177	530,031	383,501
Cost of services	20,591	12,942	72,017	61,825
Total cost of sales	133,874	94,119	602,048	445,326
Gross profit	20,462	16,905	107,383	83,288
Operating expenses
General and administrative expenses	28,867	18,728	103,200	72,260
Contingent note revaluations loss (gain)	4,230	3,030	7,320	3,280
Operating (loss) income	(12,635)	(4,853)	(3,137)	7,748
Interest expense, net	(4,574)	(1,882)	(14,495)	(8,022)
Foreign currency (loss) gain, net	(78)	37	(151)	45
Other income (expense), net	163	27	172	(345)
Total other expense, net	(4,489)	(1,818)	(14,474)	(8,322)
Pretax net (loss) income	(17,124)	(6,671)	(17,611)	(574)
Income tax benefit (expense)	3,386	1,415	3,309	661
Net (loss) income	(13,738)	(5,256)	(14,302)	87
Net (loss) income attributable to non-controlling interest	(2,761)	(1,782)	(2,849)	869
Net (loss) income attributable to PetIQ, Inc.	$(10,977)	$(3,474)	$(11,453)	$(782)
Net (loss) income per share attributable to PetIQ, Inc. Class A common stock
Basic	$(0.47)	$(0.16)	$(0.51)	$(0.05)
Diluted	$(0.47)	$(0.16)	$(0.51)	$(0.05)
Weighted Average shares of Class A common stock outstanding
Basic	23,436	21,283	22,652	17,216
Diluted	23,436	21,283	22,652	17,216

PetIQ, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in 000’s)

	For the Year Ended December 31,
	2019	2018
Cash flows from operating activities
Net (loss) income	$(14,302)	$87
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities
Depreciation and amortization of intangible assets and loan fees	16,509	12,467
Foreign exchange loss on liabilities	—	16
(Gain) Loss on disposition of property, plant, and equipment	(189)	(90)
Stock based compensation expense	7,355	3,812
Deferred tax adjustment	(3,458)	(843)
Contingent note revaluation	7,320	3,280
Other non-cash activity	405	(334)
Changes in assets and liabilities
Accounts receivable	(14,123)	(14,209)
Inventories	30,448	(36,610)
Other assets	(1,619)	1,423
Accounts payable	(7,595)	15,701
Accrued wages payable	2,800	1,979
Other accrued expenses	(2,718)	908
Net cash provided by (used in) operating activities	20,833	(12,413)
Cash flows from investing activities
Proceeds from disposition of property, plant, and equipment	340	229
Purchase of property, plant, and equipment	(10,276)	(7,178)
Business acquisitions (net of cash acquired)	(185,090)	(93,052)
Net cash used in investing activities	(195,026)	(100,001)
Cash flows from financing activities
Proceeds from issuance of long-term debt	818,387	538,028
Principal payments on long-term debt	(676,509)	(466,912)
Proceeds from public offering of class A common stock, net of underwriting discounts and offering costs	—	73,914
Repayment of preference notes	—	—
Change in restricted deposits	—	—
Tax distributions to LLC Owners	(1,686)	(1,485)
Purchase of LLC units from Continuing LLC Owners	—	—
Principal payments on finance lease obligations	(1,547)	(1,254)
Payment of deferred financing fees and debt discount	(5,790)	(2,750)
Tax withholding payments on Restricted Stock Units	(114)	—
Exercise of options to purchase class A common stock	2,318	1,429
Net cash provided by financing activities	135,059	140,970
Net change in cash and cash equivalents	(39,134)	28,556
Effect of exchange rate changes on cash and cash equivalents	46	(92)
Cash and cash equivalents, beginning of period	66,360	37,896
Cash and cash equivalents, end of period	$27,272	$66,360

PetIQ, Inc.

Summary Segment Results

(Unaudited, in 000’s)

	For the three months ended		For the year ended
$'s in 000's	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Services segment sales:
Same-store sales	$17,608	$14,691	$84,225	$74,418
Non same-store sales	1,834	1,192	8,088	3,967
Net services segment sales	19,442	15,883	92,313	78,385
Products segment sales	134,894	95,141	617,118	450,229
Total net sales	154,336	111,024	709,431	528,614

Adjusted EBITDA
Products	17,093	10,498	73,537	52,185
Services	1,949	2,197	20,045	15,246
Unallocated Corporate	(9,315)	(6,215)	(32,907)	(25,892)
Total Adjusted EBITDA	$9,726	$6,480	$60,675	$41,539

PetIQ, Inc.

Reconciliation between gross profit and adjusted gross profit

(Unaudited, in 000’s)

	For the three months ended		For the year ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Gross profit	$20,462	$16,905	$107,383	$83,288
Plus:
Purchase accounting adjustment to inventory	2,402	647	4,805	2,149
Non same-store gross loss(5)	3,973	2,011	8,802	5,263
SKU rationalization(3)	—	—	6,482	—
Clinic launch expense	—	119	—	1,261
Adjusted gross profit	$26,837	$19,682	$127,472	$91,961

PetIQ, Inc.

Reconciliation between Net (Loss) Income and Adjusted EBITDA

(Unaudited, in 000’s)

	For the three months ended		For the year ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net (loss) income	$(13,738)	$(5,256)	$(14,302)	$87
Plus:
Tax (benefit) expense	(3,386)	(1,415)	(3,309)	(661)
Depreciation	3,551	1,841	9,139	6,657
Amortization	1,630	1,519	5,994	5,210
Interest	4,574	1,882	14,495	8,022
EBITDA	$(7,369)	$(1,429)	$12,017	$19,315
Acquisition costs(1)	722	308	6,147	3,787
Integration costs and costs of discontinued clinics(2)	1,480	185	3,788	998
SKU rationalization(3)	—	—	6,482	—
Purchase accounting adjustment to inventory	2,402	647	4,805	2,149
Stock based compensation expense	2,608	1,134	7,355	3,812
Fair value adjustment of contingent note(4)	4,230	3,030	7,320	3,280
Non same-store revenue(5)	(1,834)	(1,192)	(8,088)	(3,967)
Non same-store costs(5)	6,863	3,678	19,553	10,345
Clinic launch expenses(6)	95	119	767	1,380
Litigation expenses	529	—	529	—
Non-recurring royalty settlement(7)	—	—	—	440
Adjusted EBITDA	$9,726	$6,480	$60,675	$41,539

(1)	Acquisition costs include legal, accounting, banking, consulting, diligence, and other out-of-pocket costs.
(2)

Integration costs and costs of discontinued clinics represent costs related to integrating the acquired businesses, such as personnel costs like severance and signing bonuses, consulting work, contract termination, and IT conversion costs. These costs are primarily in the Products segment and the corporate segment for personnel costs, legal and consulting expenses, and IT costs. In addition, related to the Service Segment, there were costs associated with vet services clinics that were discontinued subsequent to the acquisition of VIP and wellness center closures.

(3)

SKU rationalization relates to the disposal of or reserve to estimated net realizable value for inventory that will either no longer be sold, or will be de-emphasized, as the Company aligns brands between Legacy PetIQ brands and brands acquired as part of the Perrigo Animal Health Acquisition. All costs are included in the Products segment gross margin.

(4)	Fair value adjustment on the contingent note represents the non cash adjustment to mark the 2019 Contingent note to fair value.
(5)	Non same-store revenue and costs relate to our Services segment and are from wellness centers, host partners, and regions with less than six full trailing quarters of operating results.
(6)

Clinic launch expenses relate to our Services segment and represent the nonrecurring costs to open new veterinary wellness centers, primarily employee costs, training, marketing, and rent prior to opening for business.

(7)	Non-recurring royalty settlement represents a settlement paid to a supplier related to a royalty agreement in place since 2013.

PetIQ, Inc.

Reconciliation between net (loss) income and adjusted net income

(Unaudited, in 000’s)

	Three Months Ended		Year Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net (loss) income	$(13,738)	$(5,256)	$(14,302)	$87
Plus:
Tax expense (benefit)	(3,386)	(1,415)	(3,309)	(661)
Acquisition costs(1)	722	308	6,147	3,787
Integration costs and costs of discontinued clinics(2)	1,480	185	3,788	998
SKU rationalization(3)	—	—	6,482	—
Purchase accounting adjustment to inventory	2,402	647	4,805	2,149
Stock based compensation expense	2,608	1,134	7,355	3,812
Fair value adjustment of contingent note(4)	4,230	3,030	7,320	3,280
Non same-store revenue(5)	(1,834)	(1,192)	(8,088)	(3,967)
Non same-store costs(5)	6,863	3,678	19,553	10,345
Clinic launch expenses(6)	95	119	767	1,380
Litigation expenses	529	—	529	—
Non-recurring royalty settlement(7)	—	—	—	440
Adjusted Net income	$(29)	$1,238	$31,047	$21,650

(1)	Acquisition costs include legal, accounting, banking, consulting, diligence, and other out-of-pocket costs.
(2)

Integration costs and costs of discontinued clinics represent costs related to integrating the acquired businesses, such as personnel costs like severance and signing bonuses, consulting work, contract termination, and IT conversion costs. These costs are primarily in the Products segment and the corporate segment for personnel costs, legal and consulting expenses, and IT costs. In addition, related to the Service Segment, there were costs associated with vet services clinics that were discontinued subsequent to the acquisition of VIP and wellness center closures.

(3)

SKU rationalization relates to the disposal of or reserve to estimated net realizable value for inventory that will either no longer be sold, or will be de-emphasized, as the Company aligns brands between Legacy PetIQ brands and brands acquired as part of the Perrigo Animal Health Acquisition. All costs are included in the Products segment gross margin.

(4)	Fair value adjustment on the contingent note represents the non cash adjustment to mark the 2019 Contingent note to fair value.
(5)	Non same-store revenue and costs relate to our Services segment and are from wellness centers, host partners, and regions with less than six full trailing quarters of operating results.
(6)

Clinic launch expenses relate to our Services segment and represent the nonrecurring costs to open new veterinary wellness centers, primarily employee costs, training, marketing, and rent prior to opening for business.

(7)	Non-recurring royalty settlement represents a settlement paid to a supplier related to a royalty agreement in place since 2013